                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                              U.S. $2,000,000,000

                     AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of September 24, 2001

                                     Among

                                  GENUITY INC.

                                  as Borrower,
                                  -----------

           THE INITIAL LENDERS AND INITIAL ISSUING BANK NAMED HEREIN

                              as Initial Lenders,
                              ------------------

                            THE CHASE MANHATTAN BANK

                            as Administrative Agent,
                            -----------------------

                          J.P. MORGAN SECURITIES INC.

                         as Arranger, and Book Manager
                         -----------------------------

                                 CITIBANK, N.A.

                             as Syndication Agent,
                             --------------------

                                      and

                           CREDIT SUISSE FIRST BOSTON

                                      and

                        DEUTSCHE BANK AG NEW YORK BRANCH

                           as Co-Documentation Agents
                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms....................................   1

     SECTION 1.02. Computation of Time Periods..............................  15

     SECTION 1.03. Accounting Terms.........................................  15


                                   ARTICLE II

           AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTER OF CREDIT

     SECTION 2.01. The Revolving Credit Advances and the Letter of Credit...  16

     SECTION 2.02. Making the Revolving Credit Advances.....................  16

     SECTION 2.03. The Competitive Bid Advances.............................  18

     SECTION 2.04. Issuance of and Drawings and Reimbursement under Letters of Credit

     SECTION 2.05. Fees.....................................................  23

     SECTION 2.06. Termination, Reduction or Increase of the Commitments....  23

     SECTION 2.07. Repayment of Revolving Credit Advances and Letter
      of Credit Advances....................................................  26

     SECTION 2.08. Interest.................................................  27

     SECTION 2.09. Interest Rate Determination..............................  27

     SECTION 2.10. Optional Conversion of Revolving Credit Advances.........  29

     SECTION 2.11. Optional Prepayments of Revolving Credit Advances
      and Letter of Credit Advances.........................................  29

     SECTION 2.12. Increased Costs..........................................  29

     SECTION 2.13. Illegality...............................................  30

     SECTION 2.14. Payments and Computations................................  31

     SECTION 2.15. Taxes....................................................  32

     SECTION 2.16. Sharing of Payments, Etc.................................  34

     SECTION 2.17. Use of Proceeds..........................................  35


                                  ARTICLE III

             CONDITIONS TO EFFECTIVENESS AND LENDING AND ISSUANCES

     SECTION 3.01. Conditions Precedent to Effectiveness of
      Sections 2.01 and 2.03................................................  35

     SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing..  36

     SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing...  36

     SECTION 3.04. Determinations Under Section 3.01........................  37


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Borrower............ 37


                                   ARTICLE V

                           COVENANTS OF THE BORROWER

     SECTION 5.01. Affirmative Covenants....................................  39

     SECTION 5.02. Negative Covenants.......................................  42

     SECTION 5.03. Financial Covenant.......................................  44


                                   ARTICLE VI

                               EVENTS OF DEFAULT

     SECTION 6.01. Events of Default........................................  44


                                  ARTICLE VII

                                   THE AGENT

     SECTION 7.01. Authorization and Action.................................  47

     SECTION 7.02. Agent's Reliance, Etc....................................  47

     SECTION 7.03. Chase and Affiliates.....................................  48

     SECTION 7.04. Lender Credit Decision...................................  48

     SECTION 7.05. Indemnification..........................................  48

     SECTION 7.06. Successor Agent..........................................  48

     SECTION 7.07. Other Agents.............................................  49

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01. Amendments, Etc..........................................  50

     SECTION 8.02. Notices, Etc.............................................  51

     SECTION 8.03. No Waiver; Remedies......................................  51

     SECTION 8.04. Costs and Expenses.......................................  51

     SECTION 8.05. Right of Set-off.........................................  53

     SECTION 8.06. Binding Effect...........................................  53

     SECTION 8.07. Assignments and Participations...........................  53

     SECTION 8.08. Governing Law............................................  57

     SECTION 8.09. Execution in Counterparts................................  57

     SECTION 8.10. Jurisdiction, Etc........................................  57

     SECTION 8.11. No Liability of Issuing Bank

     SECTION 8.12. Waiver of Jury Trial.....................................  58

Schedules
---------

Schedule I        -  List of Applicable Lending Offices

Schedule 5.02(a)  -  Existing Liens

Exhibits
--------

Exhibit A-1       -  Form of Revolving Credit Note

Exhibit A-2       -  Form of Competitive Bid Note

Exhibit B-1       -  Form of Notice of Revolving Credit Borrowing

Exhibit B-2       -  Form of Notice of Competitive Bid Borrowing

Exhibit C         -  Form of Assignment and Acceptance

Exhibit D         -  Form of Assumption Agreement

Exhibit E         -  Form of Opinion of Counsel for the Borrower

Exhibit F         -  Form of Guaranty

                      AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of September 24, 2001

      Genuity Inc., a Delaware corporation (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof as lenders, the bank (the "Initial Issuing Bank" and together with the Initial Lenders, the "Initial Lender Parties") listed on the signature pages hereof as the Initial Issuing Bank, The Chase Manhattan Bank ("Chase"), as administrative agent (in such capacity, the "Agent") for the Lender Parties (as hereinafter defined), J.P. Morgan Securities Inc., as arranger (the "Arranger"), Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents, agree as follows:

      PRELIMINARY STATEMENTS.

      1. The Borrower is party to the Five Year Credit Agreement dated as of September 5, 2000 (the "Existing Credit Agreement") with the lenders parties thereto, the Agent, Chase Securities, Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents.

      2. The Borrower has requested that the Lenders enter into this Amended and Restated Credit Agreement (the "Agreement") to amend and restate the Existing Credit Agreement and the Lenders have indicated their willingness to so amend and restate the Existing Credit Agreement upon the terms and conditions stated herein.

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreement contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Advance" means a Revolving Credit Advance, a Competitive Bid Advance or a Letter of Credit Advance.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Agent's Account" means the account of the Agent maintained by the Agent at Chase with its office at 270 Park Avenue, New York, New York 10017, Account No. __________, Attention: __________.

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

            "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

-------------------------------------------------------------------------------
Performance Level            Applicable Margin for       Applicable Margin for
                               Base Rate Advances       Eurodollar Rate Advances
--------------------------------------------------------------------------------
Level 1                             0.000%                        0.220%
-------------------------------------------------------------------------------
Level 2                             0.000%                        0.285%
--------------------------------------------------------------------------------
Level 3                             0.000%                        0.300%
--------------------------------------------------------------------------------
Level 4                             0.000%                        0.375%
--------------------------------------------------------------------------------
Level 5                             0.000%                        0.475%
--------------------------------------------------------------------------------
Level 6                             0.000%                        0.550%
--------------------------------------------------------------------------------
Level 7                             0.000%                        1.000%
-------------------------------------------------------------------------------
Level 8                             0.000%                        1.355%
--------------------------------------------------------------------------------
Level 9                             0.000%                        1.750%
--------------------------------------------------------------------------------
Level 10                            0.000%                        2.250%
--------------------------------------------------------------------------------
Level 11                            0.000%                        2.750%
--------------------------------------------------------------------------------
Level 12                            0.000%                        3.250%
--------------------------------------------------------------------------------

          "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

--------------------------------------------------------------------------------

              Performance Level                                  Applicable
                                                                 Percentage
--------------------------------------------------------------------------------
Level 1                                                             0.080%
--------------------------------------------------------------------------------
Level 2                                                             0.090%
--------------------------------------------------------------------------------
Level 3                                                             0.100%
--------------------------------------------------------------------------------
Level 4                                                             0.125%
--------------------------------------------------------------------------------
Level 5                                                             0.150%
--------------------------------------------------------------------------------
Level 6                                                             0.200%
--------------------------------------------------------------------------------
Level 7                                                             0.250%
--------------------------------------------------------------------------------
Level 8                                                             0.375%
--------------------------------------------------------------------------------
Level 9                                                              0.50%
--------------------------------------------------------------------------------
Level 10                                                             0.50%
--------------------------------------------------------------------------------
Level 11                                                             0.50%
--------------------------------------------------------------------------------
Level 12                                                             0.50%
--------------------------------------------------------------------------------

           "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

          "Assuming Lender" means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to Section 2.06(b).

          "Assumption Agreement" means an agreement in substantially the form of Exhibit D hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.06(b), in each case agreeing to be bound by all obligations of a Lender hereunder.

          "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time as set forth in Section 2.01(b) (assuming compliance at such time with all conditions to drawing).

          "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

               (a) the rate of interest announced publicly by Chase in New York, New York, from time to time, as Chase's prime rate that is offered to its customers generally (before giving effect to any applicable margin); and

               (b) 1/2 of 1% per annum above the Federal Funds Rate.

          "Base Rate Advance" means a Revolving Credit Advance or a Letter of Credit Advance that bears interest as provided in Section 2.08(a)(i).

          "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City, provided that, if the applicable Business Day relates to any Eurodollar Rate Advances, "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.

          "Commitment" means a Revolving Commitment or a Letter of Credit Commitment.

          "Commitment Date" has the meaning specified in Section 2.06(b)(i).

          "Commitment Increase" has the meaning specified in Section 2.06(b)(i).

          "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

          "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

          "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Contributed Capital" as of any date means the sum, without duplication, of (a) capital attributed to the Borrower's Class A Common Stock, (b) capital attributed to the Borrower's Class B Common Stock, (c) additional paid-in capital and (d) all other equity issued by the Borrower and retained for use in its operations, in each case as presented on the most recent Consolidated balance sheet of the Borrower delivered in accordance with Section 5.01(i), provided, that with respect to any equity issued in connection with an acquisition, such equity shall be deemed to be in an amount equal to the fair market value of such equity at the date of such acquisition.

          "Conversion", "Convert" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term "Debt" so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
     (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Domestic Subsidiary" means a Subsidiary that is organized under the laws of any political subdivision of the United States.

          "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
     (c) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (e); (f) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (g) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor any Affiliate of any of the Borrower shall qualify as an Eligible Assignee.

          "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation,
     (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

          "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

          "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in
     Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to
     Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending

     Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
     (a) the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to such Reference Bank's pro rata share of the contemplated Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

          "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.08(a)(ii).

          "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in Section 6.01.

          "Existing Credit Agreement" has the meaning specified in the preliminary statements to this Agreement.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i).

          "GAAP" has the meaning specified in Section 1.03.

          "Guaranty" has the meaning specified in Section 5.01(j).

          "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

          "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "Increase Date" has the meaning specified in Section 2.06(b)(i).

          "Increasing Lender" has the meaning specified in Section 2.06(b)(i).

          "Initial Issuing Bank", "Initial Lender Parties" and "Initial Lenders" each has the meaning specified in the recital of parties to this Agreement.

          "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (i) the Borrower may not select any Interest Period that ends after the Termination Date;

                  (ii) Interest Periods commencing on the same date for
            Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                  (iii) whenever the last day of any Interest Period would
            otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Issuing Bank" means the Initial Issuing Bank or any Eligible Assignee to which 100% of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as the Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

          "L/C Cash Collateral Account" means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

          "L/C Related Documents" has the meaning specified in Section 2.07(b)(ii)(A).

          "Lender Party" means any Lender or the Issuing Bank.

          "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 2.06(b) or Section 8.07(a), (b) and (c).

          "Letter of Credit Advance" means an advance made by the Issuing Bank pursuant to Section 2.04(c).

          "Letter of Credit Agreement" has the meaning specified in Section 2.04(a).

          "Letter of Credit Commitment" means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank's name on the signature pages hereto under the caption "Letter of Credit Commitment" or, if the Issuing Bank has entered into one or more Assignment and Acceptances, set forth for the Issuing Bank in the Register maintained by the Agent pursuant to Section 8.07(d) as the Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.06.

          "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the amount of the Issuing Bank's Letter of Credit Commitment at such time and (b) $2,000,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.06.

          "Letters of Credit" has the meaning specified in Section 2.01(b).

          "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered to the principal office of each of the Reference Banks in London, England by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be such Reference Bank's ratable share of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. The LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of
     Section 2.09.

          "LIBO Rate Advances" has the meaning specified in Section 2.03(a)(i).

          "Lien" means any lien, security interest or other charge or encumbrance of any kind.

          "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the ability of the Borrower to conduct its business on substantially the same basis as conducted on the Restatement Effective Date or (b) the ability of the Borrower to service its Debt obligations on a timely basis.

          "Material Subsidiary" means each Domestic Subsidiary of the Borrower to which as of the end of any fiscal quarter is attributed 6% of more of the Consolidated total revenues or sales of the Borrower and its Subsidiaries, as shown on the Consolidated financial statements of the Borrower and its Subsidiaries for such fiscal quarter or, in the case of any Subsidiary of the Borrower that is acquired or is merged with or into any other Subsidiary of the Borrower, determined by reference to the pro forma financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP as of the most recent fiscal quarter of the Borrower, giving effect to such acquisition or merger as if such transaction had been consummated as of the first day of such fiscal quarter.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Multiple Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Note" means a Revolving Credit Note or a Competitive Bid Note.

          "Notice of Competitive Bid Borrowing" has the meaning specified in
     Section 2.03(a)(i).

          "Notice of Issuance" has the meaning specified in Section 2.04(a).

          "Notice of Revolving Credit Borrowing" has the meaning specified in
     Section 2.02(a).

          "Other Taxes" has the meaning specified in Section 2.15(b).

          "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

          "Performance Level" means, as of any date of the determination, the level set forth below as then in effect for the Borrower, as determined in accordance with the following provisions of this definition:

          Level 1: Public Debt Rating of not lower than A+ by S&P or not lower than A1 by Moody's.

          Level 2: Public Debt Rating of lower than Level 1 but not lower than A by S&P or not lower than A2 by Moody's.

          Level 3: Public Debt Rating of lower than Level 2 but not lower than A- by S&P or not lower than A3 by Moody's.

          Level 4: Public Debt Rating of lower than Level 3 but not lower than BBB+ by S&P or not lower than Baa1 by Moody's.

          Level 5: Public Debt Rating of lower than Level 4 but not lower than BBB by S&P or not lower than Baa2 by Moody's.

          Level 6: Public Debt Rating of lower than Level 5 but not lower than BBB- by S&P or not lower than Baa3 by Moody's.

          Level 7: Public Debt Rating of lower than Level 6 but not lower than BB+ by S&P or not lower than Ba1 by Moody's.

          Level 8: Public Debt Rating of lower than Level 7 but not lower than BB by S&P or not lower than Ba2 by Moody's.

          Level 9: Public Debt Rating of lower than Level 8 but not lower than BB- by S&P or not lower than Ba3 by Moody's.

          Level 10: Public Debt Rating of lower than Level 9 but not lower than B+ by S&P or not lower than B1 by Moody's.

          Level 11: Public Debt Rating of lower than Level 10 but not lower than B by S&P or not lower than B2 by Moody's.

          Level 12: Public Debt Rating of lower than Level 11 or no Public
                    Debt Rating available.

          For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Performance Level shall be determined by reference to the available rating and (b) if the Public Debt Ratings established by S&P and Moody's shall fall within different Performance Levels, the Performance Level shall be based upon the higher rating, unless the ratings differ by more than one Performance Level, in which case the Performance Level shall be determined by reference to the midpoint of the two Performance Levels, or in the case that such midpoint is not at a Performance Level, at the Performance Level immediately above such midpoint.

          "Permitted Liens" means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b) hereof; (b) pledges or deposits to secure obligations under workers' compensation laws or similar legislation, unemployment insurance, old age pensions or other social security; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen's, mechanics', carriers', workers', repairmen's or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party;
     (g) pledges or deposits to secure indemnity, performance or other similar bonds in the ordinary course of business; (h) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits in connection with insurance maintenance in accordance with
     Section 5.01(c); (i) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (j) leases made, or existing on property acquired, in the ordinary course of business; (k) landlord's Liens under leases to which such Person is a party; (l) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value or such property for the purpose of such business; and (m) restrictions under federal, state and foreign securities laws on the transfer of securities.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Commitment at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section
     2.06 or 6.01, such Lender's Revolving Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Commitments at such time (or, if the Revolving Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Commitments as in effect immediately prior to such termination).

          "Public Debt Rating" means, as of any date, the lowest rating that has been most recently announced by any of S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

          "Reference Banks" means initially, Chase and Citibank, N.A., or, if less than two of such banks are able to furnish timely information in accordance with Section 2.09, any other commercial bank designated by the Borrower and approved by the Required Lenders as constituting a "Reference Bank" hereunder.

          "Register" has the meaning specified in Section 8.07(d).

          "Reimbursement Agreement" has the meaning specified in Section
     2.04(c).

          "Required Lenders" means at any time Lenders owed at least a majority in interest of the sum of (a) the aggregate unpaid principal amount of the Revolving Credit Advances outstanding at such time and (b) the aggregate unpaid principal amount of all Letter of Credit Advances outstanding at such time, or, if no such principal amount is outstanding at such time, Lenders having at least a majority in interest of the Revolving Commitments.

          "Requisite Amount" has the meaning specified in Section 6.01(d).

          "Restatement Effective Date" has the meaning specified in Section
     3.01.

          "Revolving Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on the signature pages hereto under the caption "Revolving Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d) as such Lender's "Revolving Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.06.

          "Revolving Credit Advance" means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

          "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

          "Revolving Credit Facility" means, at any time, the aggregate of the Revolving Commitments at such time.

          "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances and Letter of Credit Advances made by such Lender.

          "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

          "Single Employer Plan" means a single employer plan, as defined in
     Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or
     (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Taxes" has the meaning specified in Section 2.15(a).

          "Termination Date" means, subject to the provisions of Section 2.06, the earliest of (a) September 5, 2005, (b) the date that is three months before any scheduled expiration of the Verizon Option and (c) the date of termination in whole of the Revolving Commitments pursuant to Section 2.06 or 6.01; provided that the date set forth in clause (a) above shall be automatically amended to September 5, 2006 upon the exercise of the Verizon Option.

          "Unused Commitment" means, with respect to each Lender at any time,
     (a) such Lender's Revolving Commitment at such time minus (b) the sum of
     (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of the all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.04(c) and outstanding at such time and (C) the aggregate principal amount of Competitive Bid Advances then outstanding.

          "Usage" means, at any time the sum of the aggregate principal amount of the Advances then outstanding plus the Available Amount of the outstanding Letters of Credit.

          "Verizon" means Verizon Communications Inc. (as the survivor of the merger of GTE Corporation with and into Bell Atlantic Corporation), and its successors.

          "Verizon Option" means the five-year (or, if extended under certain conditions, six-year) option held by Verizon to exchange its Class B Common Stock of the Borrower for Class C Common Stock of the Borrower that will represent up to 82% of the aggregate equity and up to 95% of the combined voting power of all Voting Stock of the Borrower.

          "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     SECTION 1.03. Accounting Terms. All terms of an accounting or financial nature not otherwise defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP"), as in effect from time to time; provided, however, that if the Borrower notifies the Agent that the Borrower wishes to amend the covenant in Section 5.03 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant, or if the Agent notifies the Borrower that the Required Lenders wish to amend Section 5.03 or any related definition for such purpose, then the

Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

                                   ARTICLE II
                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

      SECTION 2.01. The Revolving Credit Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Restatement Effective Date until the Termination Date in an aggregate amount not to exceed at any time such Lender's Unused Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Commitments. Within the limits of this
Section 2.01(a), the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).

      (b) Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each a "Letter of Credit") for the account of the Borrower from time to time on any Business Day during the period from the Restatement Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by the Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) the Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 5 Business Days before the Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to
Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).

      SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, or the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested
(i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of

Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 12:00 noon (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02; provided, however, that the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Lenders for repayment of such Letter of Credit Advances.

      (b) Anything in Section 2.02(a) to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13.

      (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

      (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with Section 2.02(a) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this
Section 2.02(d).

      (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

      SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section
2.03 from time to time on any Business Day during the period from the Restatement Effective Date until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the Usage shall not exceed the aggregate amount of the Revolving Commitments of the Lenders.

            (i) The Borrower may request a Competitive Bid Borrowing under this
      Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) (1) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period and maturity date for repayment of each LIBO Rate Advance to be made as part of such Competitive Bid Borrowing or (2) in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (D) interest payment date or dates relating thereto, and (E) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time)
      (y) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (z) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders are to be based on the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as "LIBO Rate Advances"). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

            (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and (B) before 10:00 A.M. (New York City time) two Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of (1) the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Revolving Commitment, if any), (2) the rate or rates of interest therefor and (3) such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

            (iii) The Borrower shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, and
      (B) before 11:00 A.M. (New York City time) two Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                  (1) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                  (2) accept one or more of the offers made by any Lender or
            Lenders pursuant to Section 2.03(a)(ii) (provided that the Borrower may not accept bids in excess of the aggregate amount of such Competitive Bid Borrowing), in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to Section 2.03(a)(ii)) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to Section 2.03(a)(ii) by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

            (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to clause (1) of Section 2.03(a)(iii), the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made. (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to clause (2) of
      Section 2.03(a)(iii), the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in Section 2.03(a)(ii), of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to Section 2.03(a)(ii) have been accepted by the Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the immediately preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the immediately preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the dates upon which such Competitive Bid Borrowing commenced and will terminate.

            (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to clause (2) of
      Section 2.03(a)(iii), such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

      (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitations set forth in the proviso to the first sentence of Section 2.03(a).

      (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to Section 2.03(d), and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

      (d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.03(a)(i) and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to
Section 2.03(a)(i) and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

      (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to Section 2.03(a)(ii), payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 2.03(a)(i), as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under
Section 6.01(a), the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

      (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note payable to the order of the Lender making such Competitive Bid Advance.

      SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give the Agent and each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may reasonably specify to the Borrower for use in connection with such requested Letter of Credit (a "Letter of Credit Agreement"). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in
Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

      (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender's Pro Rata Share of each Letter of Credit Advance made by the Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

      (c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by the Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender's Pro Rata Share of such outstanding Letter of Credit Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of the Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to the Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or
(ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Lender agrees to pay to the Agent (such agreement to pay being a "Reimbursement Agreement") forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

      (d) Letter of Credit Reports. The Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (C) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

      (e) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in
Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

      SECTION 2.05. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Revolving Commitment from (i) the Restatement Effective Date, in the case of each Initial Lender, and (ii) the later of the Restatement Effective Date and the effective date specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, in the case of each other Lender, until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2001, and on the Termination Date.

      (b) Letter of Credit Fees (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to 0.60% per annum over the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2001, and on the Termination Date.

      (ii) The Borrower shall pay to the Issuing Bank, for its own account, such commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

      (c) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

      SECTION 2.06. Termination, Reduction or Increase of the Commitments. (a) Termination or Reduction. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Unused Commitments of the Lender Parties, provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) once terminated, a Commitment may not be reinstated except as provided in Section 2.06(b).

      (b) Increase in Aggregate of the Commitments. (i) The Borrower may at any time, by notice to the Agent, propose that the aggregate amount of the Commitments be increased (such aggregate amount being, a "Commitment Increase"), effective as at a date prior to the Termination Date (an "Increase Date") as to which agreement is to be reached by an earlier date specified in such notice (a "Commitment Date"); provided, however, that (A) the Borrower may not propose more than one Commitment Increase in any twelve month period, (B) the minimum proposed Commitment Increase per notice shall be $50,000,000, (C) in no event shall the aggregate amount of the Commitments at any time exceed $2,500,000,000,
(D) the Borrower has a Public Debt Rating from at least one of Moody's and S&P of better than or equal to Baa2 and BBB, respectively, (E) no Default shall have occurred and be continuing on such Increase Date and (F) a certificate as to corporate authorization and other appropriate documentation is received by the Agent. The Agent shall notify the Lender Parties thereof promptly upon its receipt of any such notice. The Agent agrees that it will cooperate with the Borrower in discussions with the Lenders, the Issuing Bank and other Eligible Assignees with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and the Issuing Bank (each such Lender and the Issuing Bank that are willing to increase their respective Commitments hereunder being the "Increasing Lenders") and, with the consent of the Borrower (which consent may be withheld in the Borrower's sole and absolute discretion), the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender's and the Issuing Bank's sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase; and provided further that the minimum Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.06(b), shall be at least equal to $20,000,000. If any of the Lenders agree to increase their respective Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Lenders as determined at such time by the Borrower. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date and the Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

            (1) the Agent shall have received (with copies for each such Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the applicable Increase Date a copy certified by the Secretary, an Assistant Secretary or a comparable officer of the Borrower, of the resolutions adopted by the Board of Directors of the Borrower authorizing such Commitment Increase;

            (2) each such Assuming Lender shall have delivered to the Agent by no later than 10:00 A.M. (New York City time) on such Increase Date, an appropriate

      Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Borrower; and

            (3) each such Increasing Lender shall have delivered to the Agent by no later than 10:00 A.M. (New York City time) on such Increase Date (y) its existing Revolving Credit Note and (z) confirmation in writing satisfactory to the Agent as to its increased Commitment.

      (ii) In the event that the Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (1) through (3) of Section 2.06(b)(i) shall have occurred prior to 10:00 A.M. (New York City time) on the applicable Increase Date to the satisfaction of the Agent, the Agent shall notify the Lenders (including any Assuming Lenders), the Issuing Bank and the Borrower of the occurrence of such Commitment Increase by telephone, confirmed immediately in writing, telecopier, telex or cable and in any event no later than 1:00 P.M. (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the applicable Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (A) such Increasing Lender's ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (B) such Increasing Lender's ratable portion of the Revolving Credit Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase)). After the Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances and Letter of Credit Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Revolving Credit Borrowings and Letter of Credit Advances then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). Within five Business Day after the Borrower receives notice from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, Revolving Credit Notes dated as of the applicable Increase Date and payable to the order of each Assuming Lender, if any, and each Increasing Lender in a principal amount equal to such Lender's Commitment after giving effect to the relevant Commitment Increase, and substantially in the form of Exhibit A-1 hereto. The Agent, upon receipt of such Revolving Credit Notes, shall promptly deliver such Revolving Credit Notes to the respective Assuming Lenders and Increasing Lenders.

      (iii) In the event that the Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (1) through (3) of Section 2.06(b)(i) shall not have occurred by 10:00 A.M. (New York City time) on the such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (1) through (3) of Section 2.06(b)(i) shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

      SECTION 2.07. Repayment of Revolving Credit Advances and Letter of Credit Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

      (b) Letter of Credit Advances. (i) The Borrower shall repay the outstanding principal amount of the each Letter of Credit Advance made by each Lender Party that has made a Letter of Credit Advance to the Agent for the ratable account of each such Lender Party on the earlier of demand and the Termination Date.

      (ii) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

            (A) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

            (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

            (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

            (F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

            (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

      SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance (other than a Competitive Bid Advance) owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

            (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

      (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance and each Letter of Credit Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.08(a)(i) or 2.08(a)(ii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.08(a)(i) or 2.08(a)(ii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i).

      SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or 2.08(ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(ii).

      (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

      (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

      (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

      (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

      (f) If fewer than two Reference Banks determine and furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

            (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

            (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

      SECTION 2.10. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $10,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (a) the date of such Conversion, (b) the Revolving Credit Advances to be Converted and (c) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

      SECTION 2.11. Optional Prepayments of Revolving Credit Advances and Letter of Credit Advances. The Borrower may, upon notice not later than 11:00 A.M. (New York City time) for Base Rate Advances and upon at least two Business Days' notice to the Agent for Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Borrowing or the Letter of Credit Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (a) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

      SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority); provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender Party, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

      (b) If any Lender Party determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender Party (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party's commitment to lend hereunder; provided that the Borrower shall not be required to compensate such Lender Party to the extent such amounts arose prior to the date that is six months prior to such notice. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender Party shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

      (c) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise notably disadvantageous to such Lender Party. The Borrower shall reimburse such Lender Party for such Lender Party's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender Party's Commitment and Advances to the Borrower and the total lending commitments and loans of such Lender Party to its similarly situated customers.

      SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender Party shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender Party or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (a) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in
Section 2.08(a)(i), as the case may be, and (b) the obligation of the Lender Parties to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lender Parties that the circumstances causing such suspension no longer exist.

      SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.12, 2.15 or 8.04(c)) to the Lender Parties for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender Party to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender Party hereunder as a result of a Commitment Increase pursuant to Section 2.06(b) and upon the Agent's receipt of such Lender Party's Assumption Agreement and recording the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under the Notes in respect of the interest assumed thereby to such Assuming Lender.

      (b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, LIBO Rate or the Federal Funds Rate and of fees or Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate.

      (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

      (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the any Lender Party hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender Party shall repay to the Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Agent, at the Federal Funds Rate.

      SECTION 2.15. Taxes. (a) Subject to Sections 2.15(e) and 2.15(f), any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by the United States or any political subdivision thereof (or in the case of any payments by or behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, such payments shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by a foreign jurisdiction or any political subdivision thereof), excluding, in the case of each Lender Party and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). Subject to Sections 2.15(e) and 2.15(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender Party or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. For purposes of this Section 2.15(a) and Section 2.15(e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

      (b) In addition, the Borrower agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes as a result of the introduction of, any change in, or any change in the interpretation of, any law or regulation after the Restatement Effective Date (hereinafter referred to as "Other Taxes").

      (c) Subject to Sections 2.15(d), 2.15(e) and 2.15(f), the Borrower shall indemnify each Lender Party and the Agent for the full amount of Taxes or Other Taxes (to the extent not previously paid under Section 2.15(a) or 2.15(b)) imposed on or paid by such Lender Party or the Agent (as the case may be) and any liability (including penalties, interest and expenses but excluding any taxes imposed by any jurisdiction on amounts payable under this Section 2.15) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or the Agent (as the case may be) makes written demand therefor.

      (d) Each Lender Party organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assumption Agreement or the Assignment and Acceptance, as the case may be, pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender Party remains lawfully able to do so), shall provide each of the Agent and the Borrower with two properly and accurately completed and duly executed original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, establishing that payments to such Lender Party are not subject to United States federal withholding tax under the Internal Revenue Code because such payment is either effectively connected with the conduct by such Lender Party of a trade or business in the United States or totally exempt from United States federal withholding tax by reason of the application of an income tax treaty to which the United States is a party. If any Lender Party which is organized under the laws of a jurisdiction outside the United States is unable to provide the above-described forms for a relevant interest period (or if the Lender Party's appropriate personnel responsible for providing the forms actually become aware that the forms provided by it are inaccurate), such Lender Party shall notify the Borrower in writing prior to or immediately upon the commencement of such relevant interest period.

      (e) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form described in Section 2.15(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form is no longer required to establish an exemption from United States federal withholding tax), such Lender Party shall not be entitled to indemnification under Section 2.15(a) or 2.15(c) with respect to Taxes imposed by the United States by reason of such failure and the Borrower shall be entitled to withhold Taxes from payments to such Lender Party; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps at such Lender Party's expense as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

      (f) Notwithstanding anything else contained in this Section 2.15, the Borrower shall only be required to pay additional sums with respect to Taxes (subject to Section 2.15(h)), to a Lender Party (or the Agent, as the case may be) pursuant to Section 2.15(a) or 2.15(c) if the obligation to pay such Taxes results from such Lender Party's inability to obtain a complete exemption from Taxes as a result of (i) any amendment to the laws (or any regulations thereunder), or any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority adopted or enacted after the date hereof (or in the case of an entity that becomes a Lender Party after the date hereof, the date such entity becomes a Lender Party), (ii) an amendment, modification or revocation of any existing applicable tax treaty ratified, enacted or amended after the date hereof (or in the case of an entity that becomes a Lender Party after the date hereof, the date such entity becomes a Lender Party), or (iii) the ratification of a new tax treaty ratified after the date hereof (or in the case of an entity that becomes a Lender Party after the date hereof, the date such entity becomes a Lender Party).

      (g) In the event that the Borrower makes an additional payment under
Section 2.15(a) or 2.15(c) for the account of any Lender Party and such Lender Party, in its sole opinion, determines that it has finally and irrevocably received or been granted a credit against, or relief or remission from, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender Party shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender Party (after such payment) in no worse position than it would have been had the Borrower not been required to make such deduction or withholding. Nothing contained herein shall (i) interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender Party to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender Party to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Each Lender Party and the Agent shall reasonably cooperate with the Borrower at the Borrower's written request and sole expense, in contesting any Tax or Other Tax the Borrower would bear pursuant to this Section 2.15, provided, however, that (A) no tax return of such Lender Party or the Agent is or would be held open as a result of such contest, (B) neither such Lender Party nor the Agent is required to reopen a tax year that has already closed and (C) such Lender Party and the Agent shall, in the sole opinions of such Lender Party and the Agent, respectively, have determined that such contest will leave such Lender Party and the Agent, respectively, in no worse position than it would have been in had it not contested such Tax or Other Tax. Nothing contained herein shall interfere with the right of a Lender Party or the Agent to arrange its tax affairs in whatever manner it thinks fit, if in the sole judgment of such Lender Party or the Agent, such contest would be disadvantageous to such Lender Party or the Agent. In pursuing a contest in any Lender Party's or the Agent's name, such Lender Party or the Agent will be represented by counsel of such Lender Party's or the Agent's choice, and will defend against, settle or otherwise control the contest and will not relinquish control or decision making over the contest.

      (h) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise notably disadvantageous to such Lender Party. The Borrower shall reimburse such Lender Party for such Lender Party's reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower's pro rata share of such expenses based on such Lender Party's Commitment and Advances to the Borrower and the total lending commitments and loans of such Lender Party to its similarly situated customers.

      SECTION 2.16. Sharing of Payments, Etc. If any Lender Party shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances or Letter of Credit Advances owing to it (other than pursuant to Section 2.12, 2.15, 8.01(b), 8.04(c) or 8.07) in excess of its ratable share of payments on account of the Revolving Credit Advances and Letter of Credit Advances obtained by all the Lender Parties, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Revolving Credit Advances and Letter of Credit Advances owing to them as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each Lender Party shall be rescinded and such Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such recovery together with an amount equal to such Lender Party's ratable share (according to the proportion of (a) the amount of such Lender Party's required repayment to (b) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party by delivering payment pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

      SECTION 2.17. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, as a commercial paper backstop, provided that such proceeds shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

                                  ARTICLE III
             CONDITIONS TO EFFECTIVENESS AND LENDING AND ISSUANCES

      SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and
2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Restatement Effective Date") on which the following conditions precedent have been satisfied:

            (a) The Borrower shall have paid all invoiced fees and expenses of the Agent and the Lender Parties (including the invoiced fees and expenses of counsel to the Agent).

            (b) On the Restatement Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender Party a certificate signed by a duly authorized officer of the Borrower, dated the Restatement Effective Date, stating that:

                  (i) the representations and warranties contained in Section
            4.01 are correct on and as of the Restatement Effective Date; and

                  (ii) no event has occurred and is continuing that constitutes a Default.

            (c) The Agent shall have received on or before the Restatement Effective Date the following, each dated the Restatement Effective Date, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender Party:

                  (i) the Revolving Credit Notes to the order of the Lenders, respectively;

                  (ii) certified copies of the resolutions of the Board of
            Directors of the Borrower approving the transactions contemplated by this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes;

                  (iii) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder;

                  (iv) a favorable opinion of Burt Fealing, Assistant General
            Counsel for the Borrower, substantially in the form of Exhibit E hereto; and

                  (v) a favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

      SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and each Issuance of Letters of Credit. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing and the obligation of the Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Restatement Effective Date shall have occurred and on the date of such Revolving Credit Borrowing or such issuance the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

            (a) the representations and warranties contained in Section 4.01 and in each Guaranty are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date); and

            (b) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing, from such issuance or from the application of the proceeds therefrom, that constitutes a Default.

      SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such

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

Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

            (i) the representations and warranties contained in Section 4.01 and in each Guaranty are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date);

            (ii) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

            (iii) no event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Agent and each Lender Party by the Borrower in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender Party prior to the date that the Borrower, by notice to the Lender Parties, designates as the proposed Restatement Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lender Parties of the occurrence of the Restatement Effective Date.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

            (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

            (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene
      (i) the Borrower's charter or by-laws (or other equivalent organizational documents) or (ii) any law or contractual restriction binding on or affecting the Borrower.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes.

            (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed and delivered by the Agent and each of the Initial Lender Parties, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties and
      (ii) general principals of equity, regardless of whether applied in proceedings in equity or at law.

            (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2000, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2001, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheets as at June 30, 2001, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

            (f) There is no pending or (to the knowledge of the Borrower) threatened action or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender Party in its capacity as a Lender Party that purports to affect the legality, validity or enforceability of this Agreement or any Note.

            (g) Neither the Borrower nor any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

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

                                    ARTICLE V
                            COVENANTS OF THE BORROWER

      SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid, any Lender Party shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower will:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

            (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

            (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that each of the Borrower and its Subsidiaries may self- insure to the extent consistent with prudent business practice.

            (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the senior management of the Borrower or of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

            (e) Visitation Rights. During normal business hours and upon not less than five days' notice, permit the Agent or any of the Lender Parties or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with the appropriate representatives of the

      Borrower and together with the appropriate representatives of the Borrower's independent certified public accountants, provided, however, that examination of the records of the Borrower shall occur only at times when an Advance or Advances shall be outstanding to the Borrower and provided, further, that the Agent and the Lender Parties may make copies of and abstracts from the records and books of account only at times when a Default has occurred and is continuing.

            (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

            (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

            (i) Reporting Requirements. Furnish to the Lender Parties:

                  (i) As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a description of such change in GAAP and the effect of such change on the calculations required to make such determination of compliance;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audited report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the

            Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Arthur Andersen LLP or other independent public accountants of nationally recognized standing, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with
            Section 5.03, a description of such change in GAAP and the effect of such change on the calculations required to make such determination of compliance;

                  (iii) as soon as possible and in any event within five
            Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                  (iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower files with the Securities and Exchange Commission (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the Securities and Exchange Commission);

                  (v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 3.01(b); and

                  (vi) such other information respecting the Borrower or any of its Subsidiaries as any Lender Party through the Agent may from time to time reasonably request.

            Reports required to be delivered pursuant to clauses (i), (ii) and
      (iv) above shall be deemed to have been delivered on the date on which such report is posted on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of clauses
      (i), (ii) and (iv) above; provided that in every instance the Borrower shall provide paper copies of the certificate required by clauses (iii) and (v) above to the Agent and each of the Lender Parties until such time as the Agent shall provided the Borrower written notice otherwise.

            (j) Covenant to Guarantee Obligations. Promptly and in any event within 10 days of either (i) the formation or acquisition of any new direct or indirect Material Subsidiary or (ii) the delivery of audited annual financial statements pursuant to Section 5.01(i) that indicate that a Subsidiary of the Borrower that is not at such time a guarantor is a Material Subsidiary, at the Borrower's expense, cause such Material Subsidiary to duly execute and deliver to the Agent a guaranty in substantially the form of Exhibit F hereto (a "Guaranty") or Guaranty Supplement (as defined in the Guaranty), together with such documents as the Required Lenders may request evidencing corporate action taken to authorize such execution and delivery, the incumbency and signatures of officers of such Material Subsidiary and a signed copy of a favorable opinion, addressed to the Agent and the Lender Parties, of counsel for the Borrower reasonably acceptable to the Agent as to (A) such Guaranties and Guaranty Supplements being legal, valid and binding obligations of each Person party thereto, enforceable in accordance with their terms, subject to (1) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties and (2) general principles of equity, regardless of whether applied in proceedings in equity or at law, and (B) such other matters as the Required Lenders may reasonably request.

      SECTION 5.02. Negative Covenants . So long as any Advance shall remain unpaid, any Lender Party shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower will not:

            (a) Liens, Etc. Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom, unless it shall have made effective provision whereby the Advances shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured; provided that nothing in this Section
      5.02 shall be construed to prevent or restrict the following:

                  (i) Permitted Liens;

                  (ii) purchase money Liens (including mortgages, conditional sales, capital leases and any other title retention, deferred purchase or vendor financing device or arrangement) upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment if such Liens attach within 180 days after the date of such acquisition, or Liens existing on such property or equipment at the time of its acquisition, or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

                  (iii) the Liens existing on the Restatement Effective Date and described on Schedule 5.02(a) hereto;

                  (iv) Liens on property or assets of a Person existing at the time (A) such Person is merged into or consolidated with the Borrower or any of its Subsidiaries or (B) any property or assets of such Person is acquired by the Borrower or any of its Subsidiaries; provided that any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into or consolidated with the Borrower or any of its Subsidiaries or so acquired by the Borrower or any of its Subsidiaries;

                  (v) the subordination of the Borrower's rights with respect to any Debt owed to the Borrower by any of its Subsidiaries to the right of any creditor of such Subsidiary for money or credit advanced to such Subsidiary;

                  (vi) the replacement, extension or renewal of any Lien
            permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby;

                  (vii) Liens on deposits with banks, if such Liens are made in connection with loans made by such banks to any Subsidiaries of the Borrower so long as all such deposits subject to such Liens shall not in the aggregate exceed $35,000,000; and

                  (viii) other Liens securing Debt in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that no Liens permitted by this clause (viii) shall secure Debt owing to Verizon or any of its Affiliates.

            (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit its Subsidiaries to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets to, any Person (other than the Borrower or any Subsidiary), except that (i) any Person primarily engaged in the communications business may merge into or consolidate with the Borrower so long as the Borrower is the surviving corporation, (ii) the Subsidiaries may merge into, consolidate with or dispose of assets to Persons other than the Borrower and its Subsidiaries so long as, after giving effect to such transaction, the Subsidiaries, taken as a whole, have not disposed of all or substantially all of their assets, and (iii) the Borrower may merge with any of its Subsidiaries so long as the surviving corporation assumes all obligations of the Borrower hereunder and under the Notes and such surviving corporation has a Public Debt Rating from at least one of Moody's and S&P of better than or equal to Baa2 and BBB, respectively, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Restatement Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

      SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid, any Lender Party shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower shall maintain, at the end of each fiscal quarter, a ratio of (a) Consolidated Debt to (b) the sum of Consolidated Debt plus Consolidated Contributed Capital, of not more than 0.73:1.0.

                                   ARTICLE VI
                                EVENTS OF DEFAULT

      SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

            (b) any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement or by any Material Subsidiary in any Guaranty shall prove to have been incorrect in any material respect when made or deemed made; or

            (c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), 5.01(e), 5.01(h), 5.01(i)(iii) or 5.01(i)(v), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(i) (other than clauses (iii) and (v) thereof) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Borrower by the Agent or any Lender Party, or
      (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender Party; provided that, solely with respect to this clause (iii), if the Borrower is working in good faith to remedy such failure, the 30 day period shall be extended to the earlier of (a) the date on which the Borrower is no longer working in good faith to remedy such failure or (b) the date that is 60 days after the initial written notice of such failure was given to the Borrower by the Agent or any Lender Party; or

            (d) the Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be) (the "Requisite Amount"), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of the Borrower or such Subsidiary; provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of "Debt" and to the extent such Debt relates to the obligations of any Person other than a Subsidiary of the Borrower, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or


            (e) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth in this Section 6.01(e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

            (f) any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order for which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least "A-" by A.M. Best Company or its successor or its successors and (iii) each such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

            (g) (i) Verizon shall cease, prior to the exercise of the Verizon Option, to control, directly or indirectly, a sufficient number of shares of the Borrower's capital stock such that, upon exercise of the Verizon Option, Verizon would own, directly or indirectly, at least 50% of the combined voting power of all Voting Stock of the Borrower; or (ii) the Verizon Option is cancelled or becomes invalid or unenforceable (other than upon the exercise thereof) or the U.S. Federal Communications Commission issues a final ruling that will prevent the exercise of the Verizon Option; or (iii) after the exercise of the Verizon Option, Verizon shall cease to own, directly or indirectly, at least 50% of the combined voting power of all Voting Stock of the Borrower; or

            (h) the Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; provided, however, that in the event of an actual or deemed entry of an order for relief under the Federal Bankruptcy Code, (A) the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Lender pursuant to
Section 2.04(c)) or to issue Letters of Credit shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived.

      SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lender Parties in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank to the extent permitted by applicable law.

                                  ARTICLE VII
                                   THE AGENT

      SECTION 7.01. Authorization and Action. Each Lender Party (in its capacities as a Lender and the Issuing Bank (if applicable)) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

      SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

      SECTION 7.03. Chase and Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, Chase shall have the same rights and powers under this Agreement as any other Lender Party and may exercise the same as though it were not the Agent; and the term "Lender Party" or " Lender Parties" shall, unless otherwise expressly indicated, include Chase in its individual capacity. Chase and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, its Subsidiaries and any Person who may do business with or own securities of the Borrower or its Subsidiaries, all as if Chase were not the Agent and without any duty to account therefor to the Lender Parties.

      SECTION 7.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon the Agent or any other Lender Party and based on the financial statements referred to in
Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

      SECTION 7.05. Indemnification. (a) Each Lender Party severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances and Letter of Credit Advances owed each of them (or if no Revolving Credit Advances or Letter of Credit Advances are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender Party agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

      (b) Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Issuing Bank hereunder or in connection herewith; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

      (c) For purposes of this Section 7.05, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances (other than Competitive Bid Advances) outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Commitments at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender Party to reimburse the Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Agent or the Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

      SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lender Parties and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which, so long as no Default shall have occurred and be continuing, shall be subject to the Borrower's approval, which approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent, upon appointment of such successor Agent, shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

      SECTION 7.07. Other Agents. Citibank, N.A. has been designated as syndication agent, Credit Suisse First Boston and Deutsche Bank AG New York Branch have been designated as co-documentation agents and certain other Lenders have been designated as managing agents or co-agents on the signature pages hereof; the use of such titles does not impose on Citibank, N.A., Credit Suisse First Boston, Deutsche Bank AG New York Branch or any such other Lender any duties or obligations greater than those of any other Lender Party.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      SECTION 8.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that: (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (A) waive any of the conditions specified in Section 3.01, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (C) amend this Section 8.01; and
(ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent,
(A) increase the Commitment of such Lender or subject such Lender to any additional obligations, (B) reduce the principal of, or interest on, the Advances (other than Competitive Bid Advances) held by such Lender or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Advances (other than Competitive Bid Advances) held by such Lender or any fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.16; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement.

      (b) Each Lender Party grants (i) to the Agent the right to purchase all (but not less than all) of such Lender Party's Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the aggregate amount of outstanding Advances owed to such Lender Party (together with all accrued and unpaid interest and fees owed to such Lender Party), and (ii) to the Borrower the right to cause an assignment of all (but not less than all) of such Lender Party's Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Agent or the Borrower, as the case may be, if such Lender Party refuses to execute any amendment, waiver or consent which requires the written consent of all the Lender Parties and to which Lender Parties owed at least 90% of the aggregate unpaid principal amount of Revolving Credit Advances and Letter of Credit Advances or, if no such principal amount is then outstanding, Lender Parties having at least 90% of the Commitments, the Agent and the Borrower have agreed. Each Lender Party agrees that if the Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 8.07.

      SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by courier, if to the Borrower, at its address at 225 Presidential Way, Woburn, Massachusetts 01801, Attention:
Treasurer (fax no. 781 865-8824), with a copy to its Secretary (fax no. 781 865-8863); if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender Party; and if to the Agent, at its address at 270 Park Avenue, New York, New York 10017,
Attention: Constance Coleman (fax no. 212 270-4584), with a copy to One Chase Plaza, New York, New York 10081, Attention: Stephen T. McArdle (fax no. 212 552-5700); or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each Lender Party, at such other address as shall be designated by such Lender Party in a written notice to the Borrower and the Agent. All such notices and communications to any Person shall be effective (a) when actually delivered in fully legible form to such Person or (b) five days after being deposited in the United States mails, with first class postage prepaid and registered or certified, provided that notices and communications to the Agent pursuant to
Article II, III or VII shall not be effective until received by the Agent, and provided, further, that notices and communications to any Person required to be provided hereunder within five Business Days shall only be made by hand or via telecopy or courier. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

      SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all reasonable due diligence, syndication (including, without limitation, printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit and insurance expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Such expenses shall be paid by the Borrower upon presentation of an itemized statement of account (after reasonable time for the Borrower to review such statement of account), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lender Parties, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender Party in connection with the enforcement of rights under this Section 8.04(a).

      (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender Party and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) results from such Indemnified Party's gross negligence or willful misconduct, (B) arises from disputes among two or more Lender Parties (but not including any such dispute that involves a Lender Party to the extent such Lender Party is acting in any different capacity (i.e., Agent, Arranger, Syndication Agent or Documentation Agent) under the Loan Documents or to the extent that it involves the Agent's syndication activities) or (C) arises from litigation commenced by the Borrower against the Lender Parties or the Agent which seeks enforcement of any of the rights of the Borrower hereunder or under the Notes and is determined adversely to the Lender Parties or the Agent in a final non-appealable judgment. The Borrower also agrees not to assert any claim against the Agent, any Lender Party, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

      (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by the Borrower (or pursuant to Section 8.01(b)) to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment, prepayment or Conversion pursuant to this Agreement or acceleration of the maturity of the Notes pursuant to Section 6.01, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

      (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12 and 2.15 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

      SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 and notice to the Borrower as required under Section 6.01, each Lender Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender Party, whether or not such Lender Party shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender Party agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender Party and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its Affiliates may have.

      SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender Party and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

      SECTION 8.07. Assignments and Participations. (a) Each Lender may, with the consent of the Agent and the Issuing Bank (except, in each case, as provided in Section 8.07(g)) and the Borrower (which consent may be withheld in the Borrower's sole and absolute discretion) and, if demanded by the Borrower (i) following a request for a payment to or on behalf of such Lender under Section
2.12 or Section 2.15, (ii) following a notice given by such Lender pursuant to
Section 2.13 or (iii) pursuant to Section 8.01(b) upon at least ten Business Days' notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances and Letter of Credit Advances owing to it and the Revolving Credit Notes held by it); provided, that the Borrower may make demand with respect to a Lender that has given notice pursuant to Section 2.13 only if the Borrower makes such demand of all Lenders similarly situated that have given such notice; provided, further, that (A) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement and the Revolving Credit Notes (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (B) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $20,000,000 or an integral multiple of $1,000,000 in excess thereof, (C) each such assignment shall be to an Eligible Assignee, (D) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (E) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts payable to such Lender under this Agreement and
(F) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Notes subject to such assignment and a processing and recordation fee of $3,500 (which shall be paid by Persons other than the Borrower unless such assignment is made as a result of a demand by the Borrower). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (1) the assignee thereunder shall (x) be a party hereto and (y) to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or the Issuing Bank, as the case may be, hereunder and (2) the Lender or the Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights other than rights of indemnification under Section 8.04 or otherwise relating to a time prior to the effective date of such Assignment and Acceptance, and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations under this Agreement, such Lender or the Issuing Bank shall cease to be a party hereto).

      (b) By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority or any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) or the most recent financial statements required to be delivered pursuant to Section 5.01(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on behalf of such assignee and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or the Issuing Bank, as the case may be.

      (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party, an assignee representing that it is an Eligible Assignee and the Borrower, together with the Revolving Credit Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Notes new Revolving Credit Notes to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender Party has retained a Commitment hereunder new Revolving Credit Notes to the order of the assigning Lender Party in an amount equal to the Commitment retained by it hereunder. Such new Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

      (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment of, and principal amount of the Advances owing to, each Lender Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

      (e) Each Lender Party may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld) sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) such Lender Party's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender Party may agree with a participant as to the manner in which the Lender Party shall exercise the Lender Party's rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) the minimum amount of such participation shall in no event be less than $20,000,000 or an integral multiple of $1,000,000 in excess thereof.

      (f) Any Lender Party may at any time, without the consent of the Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

      (g) Any Lender Party may at any time, without the consent of, but with notice to the Agent, assign all or part of its rights or obligations under this Agreement to any Person that, directly or indirectly, controls, is controlled by or is under common control with such Lender Party, provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.

      (h) The Issuing Bank may, with the consent of the Borrower (which consent may be withheld in the Borrower's sole and absolute discretion) assign to an Eligible Assignees all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $20,000,000 or an integral multiple of $1,000,000 in excess thereof, and (b) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

      (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Advance and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting

Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07(i), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (B) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(i) may not be amended without the written consent of the SPC.

      SECTION 8.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

      SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

      SECTION 8.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

      (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      SECTION 8.11. SECTION 8.13. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     SECTION 8.12. Waiver of Jury Trial Each of the Borrower, the Agent and the Lender Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    GENUITY INC.

                                    By  /s/ W. J. Reagan
                                       -----------------------------
                                       Title: Vice President and Treasurer


                                    THE CHASE MANHATTAN BANK
                                    as Administrative Agent

                                    By  /s/ Constance W. Coleman
                                       -----------------------------
                                       Title: Vice President


Letter of Credit Commitment         THE CHASE MANHATTAN BANK
---------------------------         as Initial Issuing Bank
$2,000,000,000
                                    By  /s/ Constance W. Coleman
                                       -----------------------------
                                       Title: Vice President



                                    The Agents
                                    ----------

Revolving Commitment
--------------------
$500,000,000                        THE CHASE MANHATTAN BANK

                                    By  /s/ Constance W. Coleman
                                       -----------------------------
                                       Title: Vice President


$300,000,000                        CITICORP USA, INC.

                                    By  /s/ Maureen Mahoney
                                       -----------------------------
                                       Title: Vice President

$300,000,000                        CREDIT SUISSE FIRST BOSTON

                                    By  /s/ Robert Hetu
                                       -----------------------------
                                       Title: Director


$300,000,000                        DEUTSCHE BANK AG NEW YORK BRANCH

                                    By  /s/ Andreas Neumeier
                                       -----------------------------
                                       Title: Director

                                    By  /s/ Sonja K. Sate
                                       -----------------------------
                                       Title: Associate


$200,000,000                        BNP PARIBAS

                                    By  /s/ BNP Paribas
                                       -----------------------------
                                       Title:

                                    By  /s/ Nuala Marley
                                       -----------------------------
                                       Title: Director

$100,000,000                        THE BANK OF NEW YORK

                                    By  /s/ The Bank of New York
                                       -----------------------------
                                       Title:


$100,000,000                        THE INDUSTRIAL BANK OF JAPAN

                                    By  /s/ Akihiko Marbuchi
                                       -----------------------------
                                       Title: Senior Vice President


$100,000,000                        TORONTO DOMINION (TEXAS) INC.

                                    By  /s/ Toronto Dominion (Texas) Inc.
                                       -----------------------------------
                                       Title:


$100,000,000                        WACHOVIA BANK, N.A.

                                    By  /s/ Wachovia Bank, N.A.
                                       -----------------------------
                                       Title:

                                   SCHEDULE I

                           APPLICABLE LENDING OFFICES


         Name of Lender                 Domestic Lending Office           Eurodollar Lending Office
---------------------------------  ---------------------------------  ---------------------------------
The Bank of New York               One Wall Street                    One Wall Street
                                   New York, NY  10286                New York, NY  10286
                                   Attn:  Mike Masters                Attn:  Mike Masters
                                   T:  212 635-8742                   T:  212 635-8742
                                   F:  212 635-8593                   F:  212 635-8593
BNP Paribas                        787 Seventh Avenue, 7th Floor      787 Seventh Avenue, 7th Floor
                                   New York, NY  10019                New York, NY  10019
                                   Attn:  Brian Foster                Attn:  Brian Foster
                                   T:  212 841-2686                   T:  212 841-2686
                                   F:  212 841-2369                   F:  212 841-2369
The Chase Manhattan Bank           270 Park Avenue                    270 Park Avenue
                                   New York, NY  10017                New York, NY  10017
                                   Attn:  Constance Coleman           Attn:  Constance Coleman
                                   T:  212 270-0372                   T:  212 270-0372
                                   F:  212 270-4584                   F:  212 270-4584
Citicorp USA, Inc.                 388 Greenwich Street               388 Greenwich Street
                                   New York, NY  10013                New York, NY  10013
                                   Attn:                              Attn:
                                   T:  212 816-____                   T:  212 816-____
                                   F:  212 816-____                   F:  212 816-____
Credit Suisse First Boston         Eleven Madison Avenue              Eleven Madison Avenue
                                   New York, NY                       New York, NY
                                   Attn:  Robert Hetu                 Attn:  Robert Hetu
                                   T:  212 325-4542                   T:  212 325-4542
                                   F:  212 325-8309                   F:  212 325-8309
Deutsche Bank AG New York Branch   31 West 52nd Street                31 West 52nd Street
                                   New York, NY  10019                New York, NY  10019
                                   Attn:  Paolo de Alessandrini       Attn:  Paolo de Alessandrini
                                   T:  212 469-7204                   T:  212 469-7204
                                   F:  212 469-4604                   F:  212 469-4604
The Industrial Bank of Japan       1251 Avenue of the Americas        1251 Avenue of the Americas
                                   New York 10020                     New York 10020
                                   Attn:  Jonathan Rabinowtiz         Attn:  Jonathan Rabinowtiz
                                   T:  212 282-3515                   T:  212 282-3515
                                   F:  212 282-4486                   F:  212 282-4486
Toronto Dominion (Texas), Inc.     909 Fannin, Suite 1700             909 Fannin, Suite 1700
                                   Houston, TX  77010                 Houston, TX  77010
                                   Attn:  Jean Pettit                 Attn:  Jean Pettit
                                   T:  713 653-8234                   T:  713 653-8234
                                   F:  713 951-9921                   F:  713 951-9921

Wachovia Bank, N.A.                191 Peachtree Street, N.E.         191 Peachtree Street, N.E.
                                   Atlanta, GA  30303                 Atlanta, GA  30303
                                   Attn:  Fitz Wickham                Attn:  Fitz Wickham
                                   T:  404 332-1013                   T:  404 332-1013
                                   F:  404 332-5016                   F:  404 332-5016

                                                           EXHIBIT A-1 - FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE

U.S.$________________                            Dated: _______, 200_

          FOR VALUE RECEIVED, the undersigned, GENUITY INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances and Letter of Credit Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of September 24, 2001, as amended or modified from time to time (the "Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto, The Chase Manhattan Bank ("Chase"), as Agent for the Lender and such other lenders, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents, outstanding on the Termination Date. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

          The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance and each Letter of Credit Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to Chase, as Agent, at 270 Park Avenue, New York, New York 10017, in same day funds. Each Revolving Credit Advance and each Letter of Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

          This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances and Letter of Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                    GENUITY INC.

                                    By ___________________________
                                       Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

                                                 AMOUNT OF
        DATE               AMOUNT OF           PRINCIPAL PAID       UNPAID PRINCIPAL          NOTATION
                            ADVANCE              OR PREPAID             BALANCE               MADE BY
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

                                                           EXHIBIT A-2 - FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE

U.S.$________________                            Dated: _______, 200_

          FOR VALUE RECEIVED, the undersigned, GENUITY INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement dated as of September 24, 2001, as amended or modified from time to time (the "Credit Agreement") among the Borrower, the Lender and certain other lenders parties thereto, The Chase Manhattan Bank ("Chase"), as Agent for the Lender and such other lenders, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents, on _______________, 200_, the principal amount of U.S.$_______________. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

          The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

  Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

  Interest Payment Date(s):________________.

          Both principal and interest are payable in lawful money of the United States of America to Chase for the account of the Lender at the office of Chase, at 270 Park Avenue, New York, New York 10017, Account No.
________________ Attention: ________________________, in same day funds.

          This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

          The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

          This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                    GENUITY INC.

                                    By ______________________
                                       Title:

                                                 EXHIBIT B-1 - FORM OF NOTICE OF
                                                      REVOLVING CREDIT BORROWING

The Chase Manhattan Bank, as Agent
 for the Lender Parties party
 to the Credit Agreement
 referred to below
270 Park Avenue
New York, New York 10017
                                    [Date]

          Attention:  _______________

Ladies and Gentlemen:

          The undersigned, Genuity Inc., refers to the Amended and Restated Credit Agreement, dated as of September 24, 2001 (as amended or modified from time to time, the "Credit Agreement"), among the undersigned, certain Lender Parties party thereto, The Chase Manhattan Bank, as Agent for said Lender Parties, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. Pursuant to Section 2.02 of the Credit Agreement, the undersigned hereby gives you notice, irrevocably, that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit
Agreement:

     (i) The Business Day of the Proposed Revolving Credit Borrowing is _______________, 200_.

     (ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

     (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________.

     [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement and in each Guaranty are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date); and

     (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                    Very truly yours,

                                    GENUITY INC.

                                    By ________________________
                                       Title:

                                                 EXHIBIT B-2 - FORM OF NOTICE OF
                                                       COMPETITIVE BID BORROWING

The Chase Manhattan Bank, as Agent
 for the Lender Parties party
 to the Credit Agreement
 referred to below
270 Park Avenue
New York, New York 10017
                                    [Date]

          Attention:  _______________

Ladies and Gentlemen:

          The undersigned, Genuity Inc., refers to the Amended and Restated Credit Agreement, dated as of September 24, 2001 (as amended or modified from time to time, the "Credit Agreement"), among the undersigned, certain Lender Parties party thereto, The Chase Manhattan Bank, as Agent for said Lender Parties, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined. Pursuant to Section 2.03 of the Credit Agreement, the undersigned hereby gives you notice, irrevocably, that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

          (A)   Date of Competitive Bid Borrowing     ___________________
          (B)   Amount of Competitive Bid Borrowing   ___________________
          (C)   [Maturity Date] [Interest Period]     ___________________
          (D)   Interest Rate Basis                   ___________________
          (E)   Interest Payment Date(s)              ___________________
          (F)   ___________________                   ___________________
          (G)   ___________________                   ___________________
          (H)   ___________________                   ___________________

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

     (a) the representations and warranties contained in Section 4.01 of the Credit Agreement and in each Guaranty are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date);

     (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

     (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender Party by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          Subject to the undersigned's right to cancel the Proposed Competitive Bid Borrowing in accordance with Section 2.03(a)(iii) of the Credit Agreement, the undersigned hereby confirms that, if accepted by the undersigned in accordance with Section 2.03(a)(iii) of the Credit Agreement, the Proposed Competitive Bid Borrowing is to be made available to it in accordance with
Section 2.03(a)(v) of the Credit Agreement.

                                    Very truly yours,

                                    GENUITY INC.

                                    By _______________________
                                       Title:

                                                             EXHIBIT C - FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Amended and Restated Credit Agreement dated as of September 24, 2001, as amended or modified from time to time (the "Credit Agreement"), among Genuity Inc. (the "Borrower"), the Lender Parties (as defined in the Credit Agreement), The Chase Manhattan Bank, as agent for the Lender Parties (the "Agent"), J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meaning so defined.

          The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes) together with participations in Letters of Credit and Letter of Credit Advances held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances and Letter of Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Notes held by the Assignor and requests that the Agent exchange such Revolving Credit Notes for new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and, if applicable, the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, in each case, as specified on Schedule 1 hereto.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof or the most recent financial statements required to be delivered pursuant to Section 5.01(i)(ii) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;
(v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender Party; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement.

          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1 hereto.

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender Party thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights, other than rights of indemnification under Section 8.04 of the Credit Agreement or otherwise relating to a time prior to the Effective Date, and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                           Assignment and Acceptance

Percentage interest assigned:                                           _____%

Assignee's Commitment:                                            $__________

Aggregate outstanding principal amount of
Revolving Credit Advances assigned:                               $__________

Aggregate outstanding principal amount of
Letter of Credit Advances assigned:                               $__________

Principal amount of Revolving Credit Note payable to Assignee:    $ __________

Principal amount of Revolving Credit Note payable to Assignor:    $ __________

Effective Date/1/:  _______________, 200_



                                    [NAME OF ASSIGNOR], as Assignor

                                    By _______________________
                                       Title:

                                    Dated:  _______________, 200_

                                    [NAME OF ASSIGNEE], as Assignee

                                    By _______________________
                                       Title:

                                    Dated:  _______________, 200_

                                    Domestic Lending Office:
                                     [Address]

                                    Eurodollar Lending Office:
                                     [Address]

---------
/1/ This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted this
__________ day of _______________, 200_

The Chase Manhattan Bank, as Agent

By _____________________
   Title:

Approved this __________ day
of _______________, 200_

GENUITY INC.

By _____________________
   Title:

                                                               EXHIBIT D-FORM OF
                                                            ASSUMPTION AGREEMENT

                                                   Dated:________

[Borrower]
[Borrower's Address]

Attention:  Treasurer

The Chase Manhattan Bank, as Agent
270 Park Avenue
New York, New York 10017

Attention:

Ladies and Gentlemen:

          Reference is made to the Amended and Restated Credit Agreement dated as of September 24, 2001, as amended or modified from time to time (the "Credit Agreement"), among Genuity Inc. (the "Borrower"), the Lender Parties party thereto, The Chase Manhattan Bank, as Agent, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

          The undersigned (the "Assuming Lender") proposes to become an Assuming Lender pursuant to Section 2.06(b) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender Party for purposes of the Credit Agreement on [applicable Increase Date] and that its Commitment shall as of such date be $__________.

          The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 4.01(e) thereof or the most recent financial statements required to be delivered pursuant to Section 5.01(i)(ii) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender Party; (v) confirms that it is an Eligible Assignee; (vi) specifies as its

Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States required under Section 2.15 of the Credit Agreement.

          The Assuming Lender requests that the Company deliver to the Agent (to be promptly delivered to the Assuming Lender) Revolving Credit Notes payable to the order of the Assuming Lender, dated as of the [Increase Date] and substantially in the form of Exhibit A-1 to the Credit Agreement.

          The effective date for this Assumption Agreement shall be [applicable Increase Date]. Upon delivery of this Assumption Agreement to the Company and the Agent, and satisfaction of all conditions imposed under Section 2.06(b) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender Party thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and commitment fees) to the Assuming Lender.

          This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

          This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                                      Very truly yours,

                                      [NAME OF ASSUMING LENDER]

                                      By________________________
                                         Name:
                                         Title:

                                      Domestic Lending Office
                                      (and address for notices):

                                      [Address]


                                      Eurodollar Lending Office:
                                      [Address]

                                      [NAME OF ASSIGNOR]

                                      By________________________
                                           Name:
                                           Title:

                                         [Address]

Above Acknowledged and Agreed to:

GENUITY INC.

By______________________
  Name:
  Title:

                                                             EXHIBIT E - FORM OF
                                                              OPINION OF COUNSEL
                                                                FOR THE BORROWER


                                    [Effective Date]

To each of the Lender Parties parties
 to the Credit Agreement referred
 to below and The Chase Manhattan Bank,
 as Agent for such Lender Parties

                                  Genuity Inc.
                                  ------------

Ladies and Gentlemen:

          This opinion is furnished to you pursuant to Section 3.01(g)(iv) of the Amended and Restated Credit Agreement, dated as of September 24, 2001 (the "Credit Agreement"), among Genuity Inc. (the "Borrower"), the Lender Parties parties thereto, The Chase Manhattan Bank, as Agent for such Lender Parties, J.P. Morgan Securities Inc., as arranger, Citibank, N.A., as syndication agent, and Credit Suisse First Boston and Deutsche Bank AG New York Branch, as co-documentation agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

          I am Assistant General Counsel for the Borrower and I have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

          In that connection, I, or attorneys under my direction, have examined:

          (a)  The Credit Agreement;

          (b) The documents furnished by the Borrower pursuant to Section 3.01 of the Credit Agreement;

          (c) The Articles of Incorporation of the Borrower (the "Charter");

          (d) The by-laws of the Borrower (the "By-laws"); and

          (e) a certificate of the Secretary of State of Delaware, dated __________ __, 2001, attesting to the continued corporate existence and good standing of the Borrower in that State;

In addition, I, or attorneys under my direction, have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lender Parties and the Agent.

          My opinions expressed below are limited to the law of The Commonwealth of Massachusetts and the Federal law of the United States.

          Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

          1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (a) the Charter or the By-laws, (b) any law, rule or regulation applicable to the Borrower or (c) to the best of my knowledge, after due inquiry, any material contractual or material legal restriction contained in any document to which the Borrower is a party or which relates to or affects the property of the Borrower. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

          3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or, to the best of my knowledge after due inquiry, any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

          4. In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court of The Commonwealth of Massachusetts or in any Federal court sitting in The Commonwealth of Massachusetts, such court would recognize and give effect to the provisions of Section 8.08 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of The Commonwealth of Massachusetts or a Federal court sitting in The Commonwealth of Massachusetts would apply the usury law of the State of New York, and would not apply the usury law of The Commonwealth of Massachusetts, to the Credit Agreement and the Notes. However, if a court of The Commonwealth of Massachusetts or a Federal court sitting in The Commonwealth of Massachusetts were to hold that the Credit Agreement and the Notes are governed by, and to be construed in accordance with, the laws of The Commonwealth of Massachusetts, assuming the due execution and delivery of the Credit Agreement by the Agent and the Initial Lender Parties, the Credit Agreement and the Notes would be, under the laws of The Commonwealth of Massachusetts, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          5. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Material Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby.

          The opinions set forth above are subject to the following qualifications:

          (a) My opinion in the last sentence of paragraph 4 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

          (b) My opinion in the last sentence of paragraph 4 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

          (c) I express no opinion as to (i) Section 2.16 of the Credit Agreement insofar as it provides that any Lender Party purchasing a participation from another Lender Party pursuant thereto may exercise set-off or similar rights with respect to such participation, (ii) the enforceability of the indemnification provisions set forth in Section 8.04 of the Credit Agreement to the extent enforcement thereof is contrary to public policy regarding the exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness and (iii) the effect of the law of any jurisdiction other than The Commonwealth of Massachusetts wherein any Lender Party may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

          A copy of this opinion letter may be delivered by any Lender Party to any Person that becomes a Lender Party after the date hereof in accordance with the provisions of the Credit Agreement. Any such new Lender Party may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such Lender Party on the date hereof.

          This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise the Agent or any Lender Party who is permitted to rely on the opinions expressed herein of any development or circumstance of any kind, including, without limitation, any change of law or fact that may occur after the date of this opinion letter, even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, the Agent and each Lender Party relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

                      Very truly yours,

                                       3